EXHIBIT 5.1 LEGAL OPINION OF LAW OFFICE OF ANTHONY N. DEMINT

Law Office of Anthony N. DeMint

8350 West Sahara Avenue	Telephone:	(702) 586-6436
Suite 270	Facsimile:	(702) 442-7995
Las Vegas, Nevada 89117	email:	demintlaw@cox.net

July 29, 2009

Rubicon Financial Incorporated
4100 Newport Place, Suite 600
Newport Beach, California  92660

Ladies and Gentlemen:

As counsel for Rubicon Financial Incorporated, a Delaware corporation (the “Company”), I have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued to eligible participants in accordance with the terms of the Rubicon Financial Incorporated 2007 Stock Acquisition Plan and the Rubicon Financial Incorporated 2009 Attorneys Compensation Plan (the “Plans”).

In connection with the foregoing, I have examined such documents, corporate records and other instruments as I have deemed necessary or appropriate in connection with this opinion.  Based upon and subject to the foregoing, I am of the opinion that the Common Stock, when sold and issued in accordance with the Plans, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Law Office of Anthony N. DeMint

By:	/s/ Anthony N. DeMint
Anthony N. DeMint, Esq.